Exhibit 11

Eversheds Sutherland (US) LLP

August 16, 2024
Blue Owl Capital Corporation
399 Park Avenue
New York, NY 10022

Re:	Blue Owl Capital Corporation Registration Statement on Form N-14
Ladies and Gentlemen:
We are issuing this opinion in our capacity as counsel to Blue Owl Capital Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-14, which includes the proxy statement/prospectus, initially filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”).
In connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated August 7, 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), among the Company, Cardinal Merger Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”), Blue Owl Capital Corporation III, a Maryland corporation (“OBDE”), Blue Owl Credit Advisors LLC (“OBDC Adviser”) (for the limited purposes set forth therein) and Blue Owl Diversified Credit Advisors LLC (“OBDE Adviser”) (for the limited purposes set forth therein), the Company expects to issue up to 500,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”). Such shares of Common Stock, when issued in accordance with the Merger Agreement, are referred to herein as the “Merger Shares,” and the issuance of the Merger Shares is referred to herein as the “Issuance.”
In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Merger Agreement attached to the proxy statement/prospectus as Annex A and filed as Exhibit 11 to the Registration Statement, (ii) the organizational documents of the Company, (iii) minutes and records of the corporate proceedings of the Company with respect to the Issuance and (iv) the Registration Statement.
For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
Based upon and subject to the foregoing assumptions, qualifications and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement shall have become effective under the Act; (ii) the conditions to the consummation of the transaction as set forth in the Merger Agreement shall have been

Eversheds Sutherland (US) LLP
satisfied or, if permitted under applicable law, waived in writing; (iii) the stockholders of each of OBDE and the Company have taken all necessary corporate action to approve the merger of OBDE and the Company (the “Merger”) and the issuance of the Merger Shares in connection with the Merger; (iv) the Merger shall have been consummated and become effective pursuant to the General Corporation Law of the State of Maryland (“MGCL”) and the terms of the Merger Agreement; and (v) the Merger Shares are registered by the Company’s transfer agent and delivered to the recipients thereof in accordance with the Merger Agreement, issuance of the Merger Shares will be duly authorized, and the Merger Shares will be validly issued, fully paid and nonassessable.
Our opinion expressed above is limited to the effect of the MGCL, and we express no opinion as to the applicability or effect of any other laws of the Commonwealth of Maryland or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the Issuance.
This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.
The opinion expressed in this opinion letter is (i) strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (ii) only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.
We hereby consent to the filing of this opinion with the Commission as Exhibit 11 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ EVERSHEDS SUTHERLAND (US) LLP